Exhibit 99

Granite Broadcasting Corporation Announces the Election of Two New Directors to Its Board

NEW YORK, Oct. 26, 2005 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that the holders of a majority of the shares of its 12-3/4 % Cumulative Exchangeable Preferred Stock have exercised their right to elect, by written consent, two directors to the Board of Directors of the Company. The new directors joining the Granite Board are Eugene I. Davis and Kirk W. Aubry. These two new appointments bring the total number of Directors on the Granite Board to 12.

“We welcome Messr. Davis and Aubry to the Company and look forward to them joining the Board,” said Don Cornwell, Chief Executive Officer of Granite Broadcasting Corporation. “We continue to see improvements in our operating performance as we execute on our strategic business plan and look forward to updating you on our progress when we report third quarter results on November 10th.”

Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) owns and operates, or provides programming, sales and other services to 13 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s station group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

This press release and related statements by management contain forward- looking statements, which represent the Company’s expectations or beliefs concerning future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believe”, “expect”, “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. While we believe these judgments are reasonable, the Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change, pricing fluctuations in national and local advertising, innovation in the broadcasting industry, geopolitical factors and changes in laws, regulations and tax rates. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10K filed with the Securities and Exchange Commission (“SEC”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

SOURCE Granite Broadcasting Corporation
CONTACT: Press: W. Don Cornwell, Analysts: Larry Wills, +1-212-826-2530, both of Granite Broadcasting Corporation